HemaCare Reports First Quarter Results

LOS ANGELES, CA -- (Marketwire - May 12, 2010) - HemaCare Corporation (OTCBB: HEMA) announced today first quarter 2010 results, with revenue of $7.85 million and a net loss of $204,000, or $0.02/share, compared to first quarter 2009 revenue of $9.71 million and net income of $69,000, or $0.01/share. Results for the 2010 first quarter included separation payments to the Company's prior Chief Executive Officer and Chief Financial Officer which totaled $184,000.

Commenting on the results, Pete van der Wal, the Company's Chief Executive Officer, stated, "While we are pleased to start 2010 debt-free and with a strong cash position, we are not satisfied with the operating results from our first quarter. We are intently focused on revenue growth and stringent expense control, and expect to see results of these efforts in the coming quarters."

About HemaCare Corporation

Founded in 1978, HemaCare provides the customized delivery of blood products and services. The Company collects, processes, purchases and distributes blood products to hospital and research related organizations and provides blood related services, principally therapeutic apheresis procedures, stem cell collection and other blood treatments to patients with a variety of disorders. HemaCare is licensed by the FDA and accredited by the AABB.

This press release also contains "forward-looking statements" under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). Statements herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions referenced above. You may also identify forward-looking statements by use of the words "anticipates," "expects," "intends," "plans" and similar expressions. The forward-looking statements in this press release include statements that HemaCare expects to see in the coming quarters the initial results of its efforts to resume revenue growth and control costs. Forward-looking statements are inherently subject to risks and uncertainties some of which cannot be predicted or quantified. Such risks and uncertainties include, without limitation, the following: a reduction in operating margins occasioned by costs increasing more rapidly than market prices, the reduced demand for blood products, declining blood donations, the loss of customers or the inability to pass on cost increases due to increased competition, an increase in operating costs due to changes in industry regulations and standards, a decrease in reimbursement rates; our competitive position may decline due to the potential adverse effect from changes in the healthcare industry, including consolidations, which could affect access to customers, our inability to attract, retain and motivate management and other skilled employees, an increased emphasis by our competitors on customer service may diminish the advantages we enjoy from our service-focused operations, and our competitors' not-for-profit status gives them advantages in acquiring customers; and the other risks and uncertainties discussed from time to time in the documents HemaCare files with the Securities and Exchange Commission. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlined in the forward-looking statements contained herein. The Company undertakes no obligation to update any of these forward-looking statements to reflect actual results or events or circumstances after the date hereof.

                            HemaCare Corporation
                        Condensed Consolidated Data
                                 (Unaudited)
                        Three Months Ended March 31,

                                                     2010          2009
                                                ------------- -------------
Statements of (Operations) Income:

Revenue                                         $  7,847,000  $  9,711,000

Gross Profit                                    $  1,388,000  $  1,535,000
                                                ------------- -------------

General and administrative expenses             $  1,580,000  $  1,451,000
                                                ------------- -------------

(Loss) income before income taxes and
 discontinued operations                        $   (192,000) $     84,000

Provision for income taxes                      $          -  $      3,000
                                                ------------- -------------

Net (loss) income before discontinued
 operations                                     $   (192,000) $     81,000

Loss from discontinued operations, net of tax   $    (12,000) $    (12,000)
                                                ------------- -------------

Net (loss) income                               $   (204,000) $     69,000
                                                ============= =============

Basic and diluted (loss) earnings per share     $      (0.02) $       0.01
                                                ============= =============

Weighted average shares outstanding - basic       10,050,000     9,904,000
                                                ============= =============

Weighted average shares outstanding - diluted     10,050,000     9,975,000
                                                ============= =============

                                                      3/31/10     12/31/09
          Assets
          Cash and cash equivalents                $  1,619,000 $  1,007,000
          Other current assets                        5,467,000    5,368,000
          Non-current assets                          4,070,000    4,200,000
                                                   ------------ ------------
          Total assets                             $ 11,156,000 $ 10,575,000
                                                   ============ ============

          Liabilities and Shareholders' Equity
          Current liabilities                      $  5,190,000 $  4,450,000
          Long-term liabilities                         584,000      600,000
          Shareholders' equity                        5,382,000    5,525,000
                                                   ------------ ------------
          Total liabilities and shareholders'
           equity                                  $ 11,156,000 $ 10,575,000
                                                   ============ ============

Contact:
HemaCare Corporation
Pete van der Wal
Chief Executive Officer and Chief Financial Officer
877-310-0717
www.hemacare.com